PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

DALLAS, Texas, August 21, 2026 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of August 31, 2026, and payable on September 15, 2026, in the amount of $265,001.53 ($0.021782 per Trust Unit), based principally upon production during the month of June 2026.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	16,087	536	19,905	664	$88.13	$0.64
Prior Month	15,086	487	19,692	635	$104.89	$0.71

Oil cash receipts for the properties underlying the Trust totaled $1.42 million for the current month, a decrease of $0.16 million from the prior month’s distribution period. T2S Permian Acquisition II LLC (“T2S”) informed the Trust that this decrease was primarily due to a decrease in oil sales prices, partially offset by an increase in oil sales volumes. Natural gas cash receipts for the properties underlying the Trust totaled $0.01 million for the current month, essentially unchanged from the prior month’s distribution period.

Total direct operating expenses, including marketing, lease operating expenses, and workover expenses, were $0.66 million, an increase of $0.17 million from the prior month’s distribution period. T2S informed the Trust that this increase was primarily due to increases in lease operating expenses and workover expenses.

Severance and ad valorem taxes included in this month’s net profits calculation were $0.07 million, a decrease of less than $0.01 million from the prior month’s distribution period. T2S informed the Trust that this decrease was primarily due to a decrease in severance taxes.

Capital expenditures were $4,110 for the current month. T2S informed the Trust that this amount primarily reflected intangible completion costs and tangible completion costs attributable to non-operated wells, partially offset by a credit to tangible drilling costs.

T2S informed the Trust that this month’s net profits calculation included $100,000 net to the Trust of funds reserved by T2S to cover future ad valorem taxes.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned and operated by T2S in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and T2S’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions, advancements or recoupments from distributions, and statements regarding T2S’s operations and the resulting impact on the computation of the Trust’s net profits. The amount of cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by volatility in commodity prices and oversupply. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the SEC on March 27, 2026, and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact: PermRock Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services,

Trust Administrator

Toll-free: (855) 588-7839

Fax: (214) 559-7010

Website: www.permrock.com

e-mail: trustee@permrock.com